Exhibit 99.1
F & M Bank Corp.---News and Financials

F & M BANK CORP. REPORTS 4TH QUARTER FINANCIAL RESULTS

TIMBERVILLE, VA—January 21, 2011—F & M Bank Corp. (OTCBB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the fourth quarter and twelve months ended December 31, 2010 and its recently declared fourth quarter dividend.

Net income for the fourth quarter and fiscal year 2010 totaled $1.1 million and $3.7 million, respectively, compared to $855 thousand and $2.0 million, respectively, for the same periods in 2009.  Other notable results for the quarter and year include:

●	net interest income of approximately $4.9 million and $18.9 million, respectively, compared to $4.6 million and $17.3 million, respectively, for the same periods of 2009;
●	non-interest income of approximately $888 thousand and $3.3 million, respectively, compared to $865 thousand and $3.2 million, respectively, for the same periods of 2009;
●	securities gains of $0 and $349 thousand, respectively in 2010 versus losses of $136 thousand and $1.75 million, respectively in 2009; and
●	non-interest expense of approximately $3.1 million and $12.7 million, respectively, compared to $3.1 million and $12.2 million, respectively, for the same periods of 2009;

Our non-performing loans totaled $15.8 million as of December 31, 2010, an increase of approximately $6.3 million from September 30, 2010.  This increase is primarily a result of two large commercial loan relationships totaling approximately $6.7 million, both of which management believes will be brought current in 2011 and are adequately collateralized.  Our provision for loan losses totaled $1.2 million for the fourth quarter of 2010 and $4.3 million for the fiscal year 2010, compared to $900 thousand and $4.2 million, respectively, for the same periods in 2009.  Our loan loss allowance increased to $5.8 million, or 1.30% of total loans held for investment at December 31, 2010, compared to $3.8 million, or .88% of total loans held for investment at December 31, 2009.

Dean Withers, President and CEO, stated “Considering the continued difficult economy, we are very pleased with our results for the quarter and fiscal year.  On January 20, 2011, our Board of Directors declared a fourth quarter dividend of $0.15 per share. The dividend will be paid on February 10, 2011, to shareholders of record as of January 31, 2011.”

Highlights of the company’s financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary bank, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling: (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/CFO, Farmers & Merchants Bank
540-896-8941 or neilhayslett@farmersandmerchants.biz

F & M Bank Corp. Financial Highlights

	For Twelve Months Ended December 31
INCOME STATEMENT	Unaudited 2010	Audited 2009
Interest and Dividend Income	$27,870,473	$27,515,928
Interest Expense	9,005,543	10,182,333
Net Interest Income	18,864,930	17,333,595
Non-Interest Income	3,339,536	3,187,345
Non-Interest Expense	12,741,244	12,188,136
Provision for Loan Losses	4,300,000	4,210,000
Income Before Income Taxes & Securities Transactions	5,163,222	4,122,804
Securities Gains (Losses)	348,812	(1,753,593)
Minority Interest in Consolidated Subsidiary (Earnings) Losses	(89,982)	(75,880)
Provision For Income Taxes	1,681,392	339,309
Net Income	$3,740,660	$1,954,022
Average Shares Outstanding	2,299,294	2,291,845
Net Income Per Common Share	1.63	.85
Dividends Declared	.60	.84

BALANCE SHEET	Unaudited December 31, 2010	Audited December 31, 2009
Cash and Due From Banks	$4,429,922	$5,314,285
Interest Bearing Bank Deposits	2,926,978	64,971
Federal Funds Sold	16,494,000	18,326,000
Loans Held for Sale Loans Held for Investment	23,764,237 445,147,227	31,167,763 434,402,916
Less Allowance for Loan Losses	(5,785,633)	(3,835,698)
Net Loans Held for Investment	439,361,594	430,567,218
Securities	24,144,495	26,220,079
Other Assets	27,733,338	27,562,321
Total Assets	$538,854,564	$539,222,637

Deposits	$425,050,757	$420,643,311
Short Term Debt Subordinated Debt	5,354,992 9,944,000	9,084,909 2,715,000
Long Term Debt	49,035,464	60,380,702
Other Liabilities	7,240,003	7,396,233
Total Liabilities	496,625,216	500,220,155
Minority Interest in Consolidated Subsidiary	186,133	122,709
Stockholders’ Equity	42,043,215	38,879,773
Total Liabilities and Stockholders’ Equity	$538,854,564	$539,222,637
Book Value Per Common Share	$18.23	$16.94